Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We hereby consent to the use in this Annual Report on Form 10K of our report dated March 26, 2010 on the financial statements of Premier  Holding Corp., as of December 31, 2008 and 2009 and the related statements of operations, stockholders' equity (deficit)  and cash flows for the period from June 27, 2008 (inception) through December 31, 2009.

/s/ Gruber & Co., LLC

     BY: E. Randall Gruber

     March 26, 2010